Exhibit 99.1

Assertio Reports Third Quarter 2023 Financial Results

Closed Spectrum Acquisition on July 31, 2023, which diversifies and extends portfolio duration
Cash balance at September 30, 2023 of $76.9 million
Announces Management Updates

LAKE FOREST, IL. – November 8, 2023 – Assertio Holdings, Inc. (“Assertio” or the “Company”) (Nasdaq: ASRT), a specialty pharmaceutical company that acquires, commercializes and develops safe and effective therapies that make a difference in the lives of patients, today reported financial results for the third quarter ended September 30, 2023.

“Our third quarter results were disappointing, with the loss of Indocin exclusivity and Rolvedon results below expectations driving significant charges to our net income. While we are learning that certain aspects of the acquisition may not be everything we initially expected, we did not buy Spectrum just for the third quarter. The addition of Rolvedon diversifies and extends our portfolio’s duration, plus brings improved commercial access and business-to-business contracting teams that are important to our strategic direction,” said Dan Peisert, CEO of Assertio. “We have taken immediate steps to improve the business and remain committed to building a strategic path for Rolvedon’s long-term sustainable growth.”

“Despite these headwinds, Assertio’s innovative non-personal platform continues to drive profitable growth on our other assets. Sympazan achieved another new monthly high on a 4% increase in total prescription volume quarter over quarter, and new payor coverage drove volumes and Net Product Sales for Otrexup up 4% and 6%, respectively, for the nine months year-to-date,” said Peisert. “We have built this platform to scale and accommodate assets across a variety of therapeutic categories as we continue to pursue additional licensing and acquisition opportunities that can leverage these capabilities, bringing further value to Assertio and capitalizing on our existing liquidity.”

Financial Highlights (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2023	2022	2023	2022
Net Product Sales (GAAP)	$35.1	$34.3	$117.0	$105.3
Net (Loss) Income (GAAP)	$(279.5)	$4.2	$(274.6)	$21.1
(Loss) Earnings Per Share (GAAP)	$(3.42)	$0.08	$(4.35)	$0.42
Adjusted EBITDA (Non-GAAP)[1]	$12.9	$21.4	$63.3	$68.2
Adjusted Earnings Per Share (Non-GAAP)[1]	$0.01	$0.22	$0.46	$0.85
Third quarter results included the following as compared to the prior year quarter:

•Net product sales increased from $34.3 million to $35.1 million year over year.
▪The addition of Rolvedon and Sympazan sales in the current period were mostly offset by declines in Indocin and Cambia following their respective generic entrants.
▪Rolvedon net product sales were $7.1 million for the two months following the acquisition of Spectrum. Our initial assessment indicates there were several dynamics that impacted the third quarter. While the early phase of the launch benefited from favorable reimbursement, expectations for an incremental demand increase from a permanent J-code, effective April 1, have not been achieved, and there were high levels of inventory in the channel at the end of second quarter.
▪Indocin net products sales in the third quarter were $17.9 million, a $4.0 million decrease from the prior year quarter reflecting competition from a generic entrant and a compounder.
•Gross margin2 in the third quarter was 80%, decreased from 88% in the prior year third quarter.
1 Non-GAAP measures are reconciled to the corresponding GAAP measures in the schedules attached.
2 Gross margin represents the ratio of net product sales less cost of sales to net product sales.

▪Inventory step-up amortization for Rolvedon was $1.8 million, which contributed a 500 basis point decrease, with the balance of the change primarily reflecting changes in sales mix due to declines in Indocin and Cambia.
•SG&A expense was $21.0 million, increased from $11.9 million in the prior year third quarter.
▪On a year-over-year basis, the 2023 third quarter included $2.7 million of Spectrum transaction costs and $5.9 million in higher operating expense due to the additions of Rolvedon and Sympazan.
•Third quarter 2023 included the following non-cash items:
◦A charge of $238.8 million for loss on impairment of intangible assets, driven by the revaluation of long-lived assets following a decline in market capitalization during the quarter.
◦Fair value of contingent consideration resulted in a benefit of $17.5 million in the current period, compared to a expense of $3.9 million in prior year third quarter, which was primarily driven by the revaluation of the Indocin contingent liability due to generic entry.
◦Income tax expense was $50.7 million, increased from $0.2 million in the prior year third quarter, primarily due to the impact of $43.0 million in tax expense from applying a full valuation allowance against net deferred tax assets.
•Adjusted EBITDA was $12.9 million, decreased from $21.4 million in the prior year third quarter, primarily due to higher operating expenses from the additions of Rolvedon and Sympazan.

Balance Sheet and Cash Flow

•For the quarter ended September 30, 2023, cash and cash equivalents totaled $76.9 million.
•Convertible debt outstanding principal balance at September 30, 2023 was $40 million and does not mature until September 2027.
•Cash generated from operating activities quarter-to-date and year-to-date was $2.6 million and $43.9 million, respectively, inclusive of transaction costs associated with the merger and supporting Spectrum’s current working capital needs.

Management updates

The Company has appointed Paul Schwichtenberg to a new role as Senior Vice President with responsibility for market access, pricing, trade and distribution, and other commercial activities. In addition, on an interim basis, Schwichtenberg will also oversee the oncology commercial team while Assertio recruits a new team leader.

The Company has also appointed Ajay Patel as Chief Financial Officer, in addition to his current role as Chief Accounting Officer. Patel has been with Assertio since 2019, holding financial and accounting positions with increasing leadership responsibility during his tenure.

Said Peisert, “We believe Paul’s deep financial acumen, experience with gross to net and leadership in optimizing margins and cash flows will be critical for guiding our commercial team to success. Ajay has been instrumental in the Company’s financial transformation over the past three years, as we transitioned the business from a net debt to net cash position, extended the maturity of our debt and significantly improved both Adjusted EBITDA margins and operating cash flows. I am excited to work with both of them in these new roles for the continued transformation of our business.”

Conference Call and Investor Presentation Information

Assertio’s management will host a conference call to discuss its third quarter 2023 financial results today:

Date:	Wednesday, November 8, 2023
Time:	4:30 p.m. Eastern Time
Webcast (live and archive):	http://investor.assertiotx.com/overview/default.aspx (Events & Webcasts, Investor Page)
Dial-in numbers:	1-929-201-5912, Conference ID 9687947

To access the live webcast, the recorded conference call replay, and other materials, please visit Assertio’s investor relations website at http://investor.assertiotx.com/overview/default.aspx. Please connect at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. The replay will be available approximately two hours after the call on Assertio’s investor website.

About Assertio

Assertio is a specialty pharmaceutical company that acquires, commercializes and develops safe and effective therapies that make a difference in the lives of patients. Utilizing a proprietary digital-focused commercialization approach we can promote products across multiple therapeutic categories. We strive to lead by example, embrace change, and make a positive impact in our community while creating better experiences for our employees, partners and shareholders. To learn more about Assertio, visit www.assertiotx.com.

Investor Contact

Matt Kreps, Managing Director
Darrow Associates
M: 214-597-8200
mkreps@darrowir.com

Forward Looking Statements

The statements in this communication include forward-looking statements concerning Assertio and Spectrum, and other related matters. Forward-looking statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. Forward-looking statements speak only as of the date they are made or as of the dates indicated in the statements and should not be relied upon as predictions of future events, as there can be no assurance that the events or circumstances reflected in these statements will be achieved or will occur. Forward-looking statements can often, but not always, be identified by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” “anticipates,” “designed,” or the negative of these words and phrases, other variations of these words and phrases or comparable terminology. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements, including: Assertio’s ability to realize the benefits from its operating model; the entry and sales of generics of Assertio’s products (including the Indocin products which are not patent protected and may face generic competition at any time, including as a result of the generic indomethacin suppositories that were approved by the FDA on or around August 2, 2023) and/or other products competitive with any of Assertio’s products (including indomethacin suppositories compounded by hospitals and other institutions including a 503B compounder that commenced sales of its competitive product in the second half of 2022, in what we believe to be violation of certain provisions of the Food, Drug and Cosmetic Act); the uncertainty around the potential impacts of the recently approved generic indomethacin suppository to Assertio’s future results of operations, financial condition, and cash flows; Assertio’s financial cost and outcomes of clinical trials; risks that the new businesses will not be integrated successfully or that the combined company will not realize estimated cost savings, value of certain tax assets, synergies and growth, or that such benefits may take longer to realize than expected; failure to realize anticipated benefits of the combined operations; risks relating to unanticipated costs of integration; demand for the combined company’s products; the growth, change and competitive landscape of the markets in which the combined company participates; expected industry trends, including pricing pressures and managed healthcare practices; variations in revenues obtained from commercialization agreements, including contingent milestone payments, royalties, license fees and other contract revenues, including non-recurring revenues, and the accounting treatment with respect thereto; Assertio’s and Spectrum’s abilities to obtain and maintain intellectual property protection for their respective products and operate their respective businesses without infringing the intellectual property rights of others; the commercial success and market acceptance of Assertio’s and Spectrum’s products; the outcome of, and Assertio’s intentions with respect to, any litigation or investigations, including antitrust litigation, opioid-related investigations, opioid-related litigation and related claims for negligence and breach of fiduciary duty against Assertio’s former insurance broker, as well as Spectrum’s legacy shareholder litigation and potential litigation relating to the Spectrum merger, and other disputes and litigation, and the costs and expenses associated therewith; and the ability of Assertio’s and Spectrum’s third-party manufacturers to manufacture adequate quantities of commercially salable inventory and active pharmaceutical ingredients for each of their respective products on commercially reasonable terms and in compliance with their contractual obligations to Assertio and Spectrum as applicable, and Assertio’s and Spectrum’s abilities to maintain their respective supply chains. For a discussion of additional factors that could cause actual results to differ materially from those contemplated by forward-looking statements, see the sections captioned “Risk Factors” in Assertio’s and Spectrum’s Annual Reports on Form 10-K for the year ended December 31, 2022 and other filings with the Securities and Exchange Commission (the “SEC”). Many of these risks and uncertainties may be exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. Assertio and Spectrum do not assume, and hereby disclaim, any obligation to update forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial results presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included information about non-GAAP measures of EBITDA, adjusted EBITDA, adjusted earnings, and adjusted earnings per share as useful operating metrics. The Company believes that the presentation of these non-GAAP financial measures, when viewed with results under GAAP and the accompanying reconciliation, provides supplementary information to analysts, investors, lenders, and the Company’s management in assessing the Company’s performance and results from period to period. The Company uses these non-GAAP measures internally to understand, manage and evaluate the Company’s performance. These non-GAAP financial measures should be considered in addition to, and not a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP. Non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

This release also includes estimated full-year non-GAAP adjusted EBITDA information, which the Company believes enables investors to better understand the anticipated performance of the business, but should be considered a supplement to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP. No reconciliation of estimated non-GAAP adjusted EBITDA to estimated net income is provided in this release because some of the information necessary for estimated net income such as income taxes, fair value change in contingent consideration, and stock-based compensation is not yet ascertainable or accessible and the Company is unable to quantify these amounts that would be required to be included in estimated net income without unreasonable efforts.

Specified Items

Non-GAAP measures presented within this release exclude specified items. The Company considers specified items to be significant income/expense items not indicative of current operations. Specified items may include adjustments to interest expense and interest income, income tax expense (benefit), depreciation expense, amortization expense, sales reserves adjustments for products the Company is no longer selling, stock-based compensation expense, fair value adjustments to contingent consideration or derivative liability, restructuring charges, amortization of fair value inventory step-up as a result of purchase accounting, transaction-related costs, gains or losses from adjustments to long-lived assets and assets not part of current operations, changes in valuation allowances on deferred tax assets, and gains or losses resulting from debt refinancing or extinguishment.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Product sales, net	$35,137	$34,279	$116,989	$105,258
Royalties and milestones	490	473	1,910	1,916
Other revenue	—	(540)	185	(1,290)
Total revenues	35,627	34,212	119,084	105,884
Costs and expenses:
Cost of sales	7,060	4,009	17,299	12,734
Research and development expenses	1,316	—	1,819	—
Selling, general and administrative expenses	21,005	11,900	54,680	33,084
Change in fair value of contingent consideration	(17,532)	3,900	(8,124)	6,845
Amortization of intangible assets	10,184	7,969	22,752	24,438
Loss on impairment of intangible assets	238,831	—	238,831	—
Restructuring charges	3,034	—	3,034	—
Total costs and expenses	263,898	27,778	330,291	77,101
(Loss) income from operations	(228,271)	6,434	(211,207)	28,783
Other (expense) income:
Debt-related expenses	—	—	(9,918)	—
Interest expense	(752)	(2,052)	(2,625)	(6,648)
Other gain	138	2	1,601	453
Total other expense	(614)	(2,050)	(10,942)	(6,195)
Net (loss) income before income taxes	(228,885)	4,384	(222,149)	22,588
Income tax expense	(50,659)	(210)	(52,409)	(1,516)
Net (loss) income and comprehensive income	$(279,544)	$4,174	$(274,558)	$21,072

Basic net (loss) income per share	$(3.42)	$0.09	$(4.35)	$0.45
Diluted net (loss) income per share	$(3.42)	$0.08	$(4.35)	$0.42
Shares used in computing basic net (loss) income per share	81,713	48,180	63,066	46,566
Shares used in computing diluted net (loss) income per share	81,713	57,386	63,066	50,470

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	As of
	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$76,888	$64,941
Accounts receivable, net	62,467	45,357
Inventories, net	42,710	13,696
Prepaid and other current assets	2,895	8,268
Total current assets	184,960	132,262
Property and equipment, net	804	744
Intangible assets, net	170,413	197,996
Goodwill	19,856	—
Deferred tax asset	—	80,202
Other long-term assets	3,995	2,709
Total assets	$380,028	$413,913
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,004	$5,991
Accrued rebates, returns and discounts	59,424	49,426
Accrued liabilities	22,065	12,181
Long-term debt, current portion	—	470
Contingent consideration, current portion	12,800	26,300
Other current liabilities	996	948
Total current liabilities	114,289	95,316
Long-term debt	38,866	66,403
Contingent consideration	16,100	22,200
Other long-term liabilities	17,900	4,269
Total liabilities	187,155	188,188
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value, 200,000,000 shares authorized; 94,553,009 and 48,319,838 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively.	9	5
Additional paid-in capital	787,023	545,321
Accumulated deficit	(594,159)	(319,601)
Total shareholders’ equity	192,873	225,725
Total liabilities and shareholders' equity	$380,028	$413,913

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2023	2022
Operating Activities
Net (loss) income	$(274,558)	$21,072
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation and amortization	23,321	25,033
Amortization of debt issuance costs and Royalty Rights	350	128
Loss on impairment of intangible assets	238,831	—
Recurring fair value measurements of assets and liabilities	(7,612)	6,845
Debt-related expenses	9,918	—
Provisions for inventory and other assets	2,129	828
Stock-based compensation	6,516	5,116
Deferred income taxes	47,192	—
Changes in assets and liabilities, net of acquisition:
Accounts receivable	33,865	(319)
Inventories	(8,898)	(7,607)
Prepaid and other assets	6,769	13,288
Accounts payable and other accrued liabilities	(21,523)	(7,193)
Accrued rebates, returns and discounts	(11,027)	(4,058)
Interest payable	(1,376)	(1,232)
Net cash provided by operating activities	43,897	51,901
Investing Activities
Purchases of property and equipment	(528)	—
Purchase of Sympazan	(280)	—
Net cash acquired in Spectrum Merger	1,950	—
Purchase of Otrexup	—	(16,889)
Proceeds from sale of investments	2,194	—
Net cash provided by (used in) investing activities	3,336	(16,889)
Financing Activities
Proceeds from issuance of 2027 Convertible Notes	—	65,916
Payments in connection with 2027 Convertible Notes	(10,500)	—
Payment of direct transaction costs related to convertible debt inducement	(1,119)	—
Payment in connection with 2024 Senior Notes	—	(70,750)
Payment of contingent consideration	(15,408)	(7,845)
Proceeds from the issuance of common stock	—	7,020
Payments related to the vesting and settlement of equity awards, net	(7,770)	(707)
Other financing activities	(489)	(630)
Net cash used in financing activities	(35,286)	(6,996)
Net increase in cash and cash equivalents	11,947	28,016
Cash and cash equivalents at beginning of year	64,941	36,810
Cash and cash equivalents at end of period	$76,888	$64,826
Supplemental Disclosure of Cash Flow Information
Net cash paid (refunded) for income taxes	$3,424	$(7,822)
Cash paid for interest	$3,651	$7,752

RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP EBITDA and ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022	Financial Statement Classification
GAAP Net (Loss) Income	$(279,544)	$4,174	$(274,558)	$21,072
Interest expense	752	2,052	2,625	6,648	Interest expense
Income tax expense	50,659	210	52,409	1,516	Income tax expense
Depreciation expense	172	197	569	592	Selling, general and administrative expenses
Amortization of intangible assets	10,184	7,969	22,752	24,438	Amortization of intangible assets
EBITDA (Non-GAAP)	$(217,777)	$14,602	$(196,203)	$54,266
Adjustments:
Legacy product reserves(1)	—	540	(185)	1,290	Other revenue
Stock-based compensation	1,864	2,400	6,516	5,116	Selling, general and administrative expenses
Change in fair value of contingent consideration (2)	(17,532)	3,900	(8,124)	6,845	Change in fair value of contingent consideration
Debt-related expenses (3)	—	—	9,918	—	Debt-related expenses
Transaction-related expenses (4)	2,736	—	8,539	—	Selling, general and administrative expenses
Loss on impairment of intangible assets (5)	238,831	—	238,831	—	Loss on impairment of intangible assets
Restructuring charges (6)	3,034	—	3,034	—	Restructuring charges
Other (7)	1,755	—	967	700	Multiple
Adjusted EBITDA (Non-GAAP)	$12,911	$21,442	$63,293	$68,217

(1)Represents removal of the impact of revenue adjustment to reserves for product sales allowances (gross-to-net-sales allowances) estimates related to previously divested products.
(2)The fair value of the contingent consideration is remeasured each reporting period, with changes in the fair value resulting from changes in the underlying inputs being recognized as a benefit or expense in operating expenses until the contingent consideration arrangement is settled.
(3)Debt-related expenses consist of an induced conversion expense of approximately $8.8 million and direct transaction costs of approximately $1.1 million incurred as a result of the privately negotiated exchange of $30.0 million principal amount of the Company’s 6.5% Convertible Senior Notes due 2027 in the first quarter of 2023.
(4)Represents transaction-related expenses associated with the acquisition of Spectrum, which closed effective July 31, 2023.
(5)Represents the charge in the period for the impairment of intangible assets resulting from the revaluation of the Company’s long-lived assets.
(6)Restructuring charges represent non-recurring costs associated with the Company’s announced restructuring plan.
(7)Other for the three and nine months ended September 30, 2023 includes $1.8 million and $2.2 million, respectively, of inventory step-up amortization recognized in Cost of sales related to acquired inventories sold and the loss recognized in Other (loss) gain of $0.5 million in each period related to the fair value adjustment of the derivative liability associated with the embedded conversion feature of the convertible notes, partially offset by interest income of $0.6 million and $1.7 million, respectively, recognized in Other gain (loss) related to the Company’s short-term investments. Other for the nine months ended September 30, 2022 represents amortization of inventory step-up recognized in Cost of sales related acquired inventories sold.

RECONCILIATION OF GAAP NET (LOSS) INCOME and NET (LOSS) INCOME PER SHARE TO
NON-GAAP ADJUSTED (LOSS) EARNINGS and ADJUSTED (LOSS) EARNINGS PER SHARE (1)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30, 2023		Three Months Ended September 30, 2022
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net (loss) income (GAAP)(2)	$(279,544)	$(3.42)	$4,174	$0.08
Add: Convertible debt interest expense, net of tax(2)	—		497
Adjustments
Amortization of intangible assets	10,184		7,969
Legacy products revenue reserves	—		540
Stock-based compensation	1,864		2,400
Change in fair value of contingent consideration	(17,532)		3,900
Contingent consideration cash payable (3)	(3,590)		(4,374)
Transaction-related expenses	2,736		—
Loss on impairment of intangible assets	238,831		—
Restructuring charges	3,034		—
Other	1,755		—
Increase in deferred tax asset valuation allowance (4)	43,035		—
Income tax benefit (expense), as adjusted (5)	387		(2,609)
Adjusted (loss) earnings (Non-GAAP)	$1,160	$0.01	$12,497	$0.22

Diluted shares used in calculation (GAAP)(2)	81,713		57,386
Add: Dilutive effect of stock-based awards and equivalents(2)	2,191		—
Diluted shares used in calculation (Non-GAAP)(2)	83,904		57,386

(1)Certain adjustments included here are the same as those reflected in the Company’s reconciliation of GAAP net income to non-GAAP adjusted EBITDA and therefore should be read in conjunction with that reconciliation and respective footnotes.
(2)The Company uses the if-converted method with respect to its convertible debt to compute GAAP and Non-GAAP diluted earnings per share when the effect is dilutive. Under the if-converted method, the Company assumes the 2027 Convertible Notes, which were entered into on August 22, 2022, were converted at the beginning of each period presented and outstanding. As a result, interest expense, net of tax, and any other income statement impact associated with the 2027 Convertible Notes, net of tax, is added back to net income used in the diluted earnings per share calculation.
For the three months ended September 30, 2023, the Company’s potentially dilutive convertible debt under the if-converted method was not included in the computation of both non-GAAP and GAAP diluted net income per share, because to do so would be anti-dilutive. However, the potentially dilutive stock-based awards under the treasury-stock method were included in the computation of non-GAAP adjusted earnings and adjusted earnings per share because the effect was dilutive.
(3)Represents the accrued cash payable of the INDOCIN contingent consideration for the respective period based on 20% royalty for annual INDOCIN net sales over $20.0 million.
(4)Represents the amount of income tax expense related to the recognition of a full valuation allowance against deferred tax assets.
(5)Represents the Company’s income tax benefit (expense) adjustment from the tax effect of pre-tax adjustments excluded from adjusted earnings. The tax effect of pre-tax adjustments excluded from adjusted earnings is computed at the blended federal and state statutory rate of 25%.

RECONCILIATION OF GAAP NET (LOSS) INCOME and NET (LOSS) INCOME PER SHARE TO
NON-GAAP ADJUSTED (LOSS) EARNINGS and ADJUSTED (LOSS) EARNINGS PER SHARE (1)
(in thousands, except per share amounts)
(unaudited)

	Nine Months Ended September 30, 2023		Nine Months Ended September 30, 2022
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net (loss) income (GAAP)(2)	$(274,558)	$(4.35)	$21,072	$0.42
Add: Convertible debt interest expense, net of tax (2)	1,969		487
Adjustments
Amortization of intangible assets	22,752		24,438
Legacy products revenue reserves	(185)		1,290
Stock-based compensation	6,516		5,116
Debt-related expenses, net of tax	9,639		—
Change in fair value of contingent consideration	(8,124)		6,845
Contingent consideration cash payable (3)	(11,274)		(9,213)
Transaction-related expenses	8,539		—
Loss on impairment of intangible assets	238,831		—
Restructuring charges	3,034		—
Other	967		700
Release of deferred tax asset valuation allowance (4)	43,035		—
Income taxes expense, as adjusted (5)	(5,556)		(7,294)
Adjusted (loss) earnings (Non-GAAP)	$35,585	$0.46	$43,441	$0.85

Diluted shares used in calculation (GAAP)(2)	63,066		50,470
Add: Dilutive effect of stock-based awards and equivalents(2)	3,770		—
Add: Dilutive effect of 2027 Convertible Notes(2)	11,324		—
Diluted shares used in calculation (Non-GAAP)(2)	78,160		50,470

(1)Certain adjustments included here are the same as those reflected in the Company’s reconciliation of GAAP net income to non-GAAP adjusted EBITDA and therefore should be read in conjunction with that reconciliation and respective footnotes.
(2)The Company uses the if-converted method with respect to its convertible debt to compute GAAP and Non-GAAP diluted earnings per share when the effect is dilutive. Under the if-converted method, the Company assumes the 2027 Convertible Notes, which were entered into on August 22, 2022, were converted at the beginning of each period presented and outstanding. As a result, interest expense, net of tax, and any other income statement impact associated with the 2027 Convertible Notes, net of tax, is added back to net income used in the diluted earnings per share calculation.
For the nine months ended September 30, 2023, the Company’s potentially dilutive convertible debt under the if-converted method was not included in the computation of GAAP diluted net income per share, because to do so would be anti-dilutive. However, the potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were included in the computation of non-GAAP adjusted earnings and adjusted earnings per share because the effect was dilutive.
(3)Represents the accrued cash payable of the INDOCIN contingent consideration for the respective period based on 20% royalty for annual INDOCIN net sales over $20.0 million.
(4)Represents the amount of income tax expense related to the recognition of a full valuation allowance against deferred tax assets.
(5)Represents the Company’s income tax benefit (expense) adjustment from the tax effect of pre-tax adjustments excluded from adjusted earnings. The tax effect of pre-tax adjustments excluded from adjusted earnings is computed at the blended federal and state statutory rate of 25%.